Exhibit h.7

Execution Version

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

COMMON STOCK ($0.001 PAR VALUE)

CONTROLLED EQUITY OFFERINGSM

SALES AGREEMENT

April 23, 2012

CANTOR FITZGERALD & CO.

499 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

Tortoise Energy Infrastructure Corporation, a Maryland corporation (the “Fund”), and the Fund’s investment adviser, Tortoise Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”), each confirm their agreement (this “Agreement”) with Cantor Fitzgerald & Co. (“CF&Co” or the “Agent”), as follows:

1. Issuance and Sale of Shares. The Fund agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through CF&Co, acting as agent and/or principal, shares (the “Shares”) of the Fund’s common stock, par value $0.001 per share (the “Common Stock”) having an aggregate gross sales price of up to $30,000,000 (the “Maximum Amount”) on the terms set forth in this Agreement. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Fund, and CF&Co shall have no obligation in connection with such compliance. The issuance and sale of Shares through CF&Co will be effected pursuant to the Registration Statement (as defined below) filed by the Fund and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Fund to use the Registration Statement (as defined below) to issue the Shares.

The Fund has filed with the Commission a registration statement on Form N-2 (File Nos. 333-165006 and 811-21462), which became effective on April 5, 2012 (the “Original Registration Statement”), covering the registration of the Shares under the Securities Act of 1933, as amended (the “1933 Act” or “Securities Act”), and a notification on Form N-8A of registration of the Fund as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations of the Commission under the 1933 Act and the 1940 Act (the “Rules and Regulations”). The base prospectus included in the Original Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, including any statement of additional information incorporated therein by reference, is hereinafter called the “Basic Prospectus.” Promptly after execution and delivery of this Agreement, the Fund will, if required, prepare and file a post-effective amendment to the Original Registration Statement and will prepare and file one or more supplements relating to the Shares (collectively, the “Prospectus Supplement”) to the Basic Prospectus in accordance with the provisions of Rule 430A (“Rule 430A”) under the 1933 Act and paragraph (c) and/or (h) of Rule 497 (“Rule 497”) of the Rules and Regulations. The information included in any such Prospectus Supplement that was omitted from such Original Registration Statement at the time it became effective but that is deemed to be part of such Original Registration Statement at the time it became effective pursuant to paragraph (b) of Rule 430A is referred to as “Rule 430A Information.” Such Original Registration Statement, including the amendments thereto, the exhibits and schedules thereto at the time it became effective and including the Rule 430A Information and any statement of additional information incorporated therein by reference, is herein called the “Registration Statement.” The Basic Prospectus, as amended and supplemented by the Prospectus Supplement, in the form most recently filed by the Fund with the Commission pursuant to Rule 497 under the Securities Act, is herein called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, the Basic Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system, or any successor system (collectively, “EDGAR”).

2. Placements. Each time that the Fund wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify CF&Co by email notice (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one Trading Day (as defined in Section 3(a)) and any minimum price below which sales may not be made, a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Fund set forth on Schedule 2 (with a copy to each of the other individuals from the Fund listed on such schedule), and shall be addressed to each of the individuals from CF&Co set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by CF&Co unless and until (i) in accordance with the notice requirements set forth in Section 4, CF&Co declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Fund suspends or terminates the Placement Notice, (iv) the Fund issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 12. The amount of any discount, commission or other compensation to be paid by the Fund to CF&Co in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3. It is expressly acknowledged and agreed that neither the Fund nor CF&Co will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Fund delivers a Placement Notice to CF&Co and CF&Co does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3. Sale of Placement Shares by CF&Co.

(a) Subject to the terms and conditions herein set forth, upon the Fund’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, CF&Co, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the New York Stock Exchange (the “NYSE”) to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. CF&Co will provide written confirmation to the Fund (including by email correspondence to each of the individuals of the Fund set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Fund to CF&Co pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Fund, with an itemization of the deductions made by CF&Co (as set forth in Section 5(a)) from the gross proceeds that it receives from such sales. CF&Co may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NYSE, on any other existing trading market for the Common Stock or to or through a market maker. CF&Co may also sell Placement Shares in privately negotiated transactions. The Fund acknowledges and agrees that (i) there can be no assurance that CF&Co will be successful in selling Placement Shares, and (ii) CF&Co will incur no liability or obligation to the Fund or any other person or entity if it does not sell Placement Shares for any reason other than a failure by CF&Co to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which the Fund’s Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted.

(b) Notwithstanding the foregoing, the Fund shall not authorize the issuance and sale of, and the Agent as sales agent shall not be obligated to use its commercially reasonable efforts to sell, any Shares at a price below the then net asset value, if (i) the net dilutive effect of such issuance and sale (as calculated in the manner set forth in the dilution table contained in the Prospectus), together with the net dilutive effect of any prior offerings made since April 5, 2012 or the date a post-effective amendment to the Registration Statement has been declared effective by the Commission exceeds fifteen percent (15%), such calculation to be made by the Fund and communicated to the Agent on a timely basis, the Agent being entitled to rely upon such calculation without verification by the Agent, (ii) the price per Share in any such sale, after deducting offering expenses and commissions, reflects a discount to net asset value, as determined at any time within two business days prior to the pricing of the Shares to be sold, of more than 10%, as calculated pursuant to the Rules and Regulations, (iii) the number of such Shares to be sold exceeds 25% of the Fund’s then-outstanding shares of Common Stock or (iv) the number of Shares or aggregate gross sales price of such Shares is in excess of the number or gross sales price, as the case may be, of Shares authorized from time to time to be issued and sold under this Agreement, in each case, by the Fund’s board of directors, or a duly authorized committee thereof, or if the number of Shares is in excess of the number of Shares approved for listing on the NYSE. In addition, the Fund or the Agent may, upon notice to the other party hereto by telephone (confirmed promptly by telecopy or email, which confirmation will be promptly acknowledged), suspend the offering of the Shares with respect to which the Agent is acting as sales agent for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(c) If either party believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the 1934 Act (applicable to securities with an average daily trading volume of $1,000,000 that are issued by an issuer whose common equity securities have a public float value of at least $150,000,000) are not satisfied with respect to the Fund or the Shares, it shall promptly notify the other party, and sales of Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(d) Notwithstanding any other provision of this Agreement, the Fund shall not offer, sell or deliver, or request the offer or sale of, any Shares and, by notice to the Agent given by telephone (confirmed promptly by telecopy or email), shall cancel any instructions for the offer or sale of any Shares, and the Agent shall not be obligated to offer or sell any Shares, (i) during any period in which the Fund’s insider trading policy, as it exists on the date of this Agreement, would prohibit the purchases or sales of the Fund’s Common Stock by its officers or directors, (ii) during any other period in which the Fund is, or could be deemed to be, in possession of material non-public information and (iii) if the instructions for the offer or sale of any Shares are not pre-cleared by the Fund’s Chief Compliance Officer or a designee of the Chief Compliance Officer.

(e) At each Applicable Time, Settlement Date, Registration Amendment Date, Fund Periodic Report Date, Fund Material Disclosure Date and Request Date (each as defined herein), the Fund shall be deemed to have affirmed each representation and warranty contained in this Agreement. Any obligation of the Agent to use its commercially reasonable efforts to sell the Shares on behalf of the Fund as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Fund herein, to the performance by the Fund of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 9 of this Agreement.

4. Suspension of Sales. The Fund or CF&Co may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the Parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made as described above.

5. Settlement.

(a) Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date” and the first such settlement date, the “First Delivery Date”). The amount of proceeds to be delivered to the Fund on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by CF&Co at which such Placement Shares were sold, after deduction for (i) CF&Co’s commission, discount or other compensation for such sales payable by the Fund pursuant to Section 8 hereof, (ii) any other amounts due and payable by the Fund hereunder, and (iii) any transaction fees imposed on CF&Co by any governmental or self-regulatory organization in respect of such sales.

(b) Delivery of Placement Shares. On or before each Settlement Date, the Fund will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting CF&Co’s or its designee’s account (provided CF&Co shall have given the Fund written notice of such designee prior to the Settlement Date) at The Depository Trust Fund through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form. On each Settlement Date, CF&Co will deliver to the Fund the related Net Proceeds in same day funds to an account designated by the Fund on, or prior to, the Settlement Date, along with a notice showing how such Net Proceeds were calculated. The Fund agrees that if the Fund, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, that in addition to and in no way limiting the rights and obligations set forth in Section 10(a) (Indemnification and Contribution) hereto, it will (i) hold CF&Co harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Fund and (ii) pay to CF&Co any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

6. Representations and Warranties.

(a) Representations and Warranties by the Fund and the Adviser. The Fund and the Adviser represent and warrant to the Agent that as of the date of this Agreement, each Registration Statement Amendment Date (as defined in Section 7(j) below), each Fund Periodic Report Date (as defined in Section 7(j) below), each Fund Material Disclosure Date (as defined in Section 7(j) below), each Request Date (as defined in Section 7(j) below), each Applicable Time (as defined below) and each Settlement Date:

(i) Compliance with Registration Requirements. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, and no order of suspension or revocation of registration pursuant to Section 8(e) of the 1940 Act, and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Fund or the Adviser, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement, and any post-effective amendment thereto (filed before the applicable Settlement Date) became effective and at the applicable Settlement Date, the Registration Statement, any post-effective amendment thereto, the notification on Form N-8A and all amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act, the 1940 Act and the Rules and Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, at the time the Prospectus or any such amendment or supplement was issued and at each Settlement Date, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with written information furnished to the Fund by or on behalf of the Agent for use in the Registration Statement or Prospectus.

As of each Applicable Time, the Rule 482 Statement (as defined below), if any, issued at or prior to the Applicable Time and the Statutory Prospectus (as defined below), all considered together (collectively, the “General Disclosure Package”), did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement.

“Rule 482 Statement” means a document, if any, prepared in accordance with the provisions of Rule 482 of the 1933 Act in connection with the issuance and sale of the Shares and which is set forth on Schedule B hereto.

“Statutory Prospectus” as of any time means the prospectus relating to the Shares that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein.

The Basic Prospectus and the Prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 497 under the 1933 Act, complied when so filed in all material respects with the Rules and Regulations, and the Basic Prospectus and the Prospectus delivered to the Agent for use in connection with the issuance and sale of Shares was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

At the time of filing the Registration Statement and any post-effective amendments thereto and at the date hereof, the Fund was not and is not an “ineligible issuer,” as defined in Rule 405 of the Rules and Regulations.

(ii) Incorporation of Documents by Reference. The documents incorporated in the Registration Statement, the Prospectus and the Statutory Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations of the Commission under the 1934 Act, the 1940 Act and the Rules and Regulations and, when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the time the Prospectus was issued and (c) on the date of this Agreement, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iii) Independent Accountants. The accountants who certified the statement of assets and liabilities included in the Registration Statement have confirmed to the Fund their status as independent public accountants as required by the 1933 Act and the Rules and Regulations, and the Fund and the Adviser have no reason to believe that they are not independent public accountants.

(iv) Financial Statements. The statement of assets and liabilities included in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related notes, presents fairly in accordance with generally accepted accounting principles (“GAAP”) in all material respects the financial position of the Fund at the date indicated and has been prepared in conformity with GAAP. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of audited financial statements included in the Registration Statement.

(v) No Material Adverse Effect. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Fund, whether or not arising in the ordinary course of business (other than as a result of changes in market conditions generally) (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Fund, other than those in the ordinary course of business, which are material with respect to the Fund, and (C) except for regular quarterly dividends on the Common Stock in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Fund on any class of its capital stock.

(vi) Good Standing of the Fund. The Fund has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and the Fund is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vii) No Subsidiaries. The Fund has no subsidiaries.

(viii) Investment Company Status. The Fund is duly registered with the Commission under the 1940 Act as a nondiversified, closed-end management investment company, and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the Fund’s knowledge, threatened by the Commission.

(ix) Officers and Directors. No person is serving or acting as an officer, director or investment adviser of the Fund except in accordance with the provisions of the 1940 Act and the Rules and Regulations and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules and regulations of the Commission promulgated under the Advisers Act (the “Advisers Act Rules and Regulations”). Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, to the Fund’s knowledge after due inquiry, no director of the Fund is an “Interested Person” (as defined in the 1940 Act) of the Fund or an “Affiliated Person” (as defined in the 1940 Act) of the Agent.

(x) Capitalization. The authorized, issued and outstanding capital stock of the Fund was as set forth in the General Disclosure Package and the Prospectus as of the date thereof under the captions “The Company” and “Description of Securities.” All issued and outstanding Common Stock of the Fund and all issued and outstanding Mandatory Redeemable Preferred Shares of the Fund (the “Preferred Stock”) have been duly authorized and validly issued and are fully paid and non-assessable, and have been offered and sold or exchanged by the Fund in compliance with all applicable laws (including, without limitation, federal and state securities laws). None of the outstanding Common Stock or Preferred Stock of the Fund was issued in violation of the preemptive or other similar rights of any securityholder of the Fund.

(xi) Authorization and Description of Shares. The Shares have been duly authorized and reserved for issuance and sale pursuant to this Agreement and, when issued and delivered by the Fund pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable. The Common Stock conforms to all statements relating thereto contained in the General Disclosure Package and the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same; and the issuance of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Fund.

(xii) Absence of Defaults and Conflicts. The Fund is not (i) in violation of its charter or by-laws, or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of the property or assets of the Fund is subject (collectively, “Agreements and Instruments”) except, with respect to this clause (ii), for such violations or defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated in this Agreement and in the Registration Statement (including the issuance and sale of the Shares and the use of the proceeds from the sale of the Shares as described in the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”) and compliance by the Fund with its obligations thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Fund pursuant to, the Investment Advisory Agreement, between the Fund and the Adviser, dated September 15, 2009 (the “Investment Advisory Agreement”), the Custody Agreement, between the Fund and U.S. Bank National Association, dated December 12, 2003, as amended May 24, 2010 (the “Custody Agreement”), the Stock Transfer Agency Agreement, between the Fund and Computershare Investor Services, LLC, dated December 12, 2003, as amended December 14, 2009 (the “Stock Transfer Agency Agreement”), the Fund Administration Servicing Agreement, between the Fund and U.S. Bancorp Fund Services, LLC, dated December 12, 2003, as amended October 24, 2007 and May 24, 2010 (the “Fund Administration Servicing Agreement”) and the Fund Accounting Servicing Agreement, between the Fund and U.S. Bancorp Fund Services, LLC, dated September 5, 2006, as amended May 24, 2010 (the “Fund Accounting Servicing Agreement”, and collectively with the Investment Advisory Agreement, Custody Agreement, Stock Transfer Agency Agreement and the Fund Administration Servicing Agreement, the “Fund Agreements”) and the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Fund or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Fund or any of its assets, properties or operations (except for such violations that would not result in a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Fund.

(xiii) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Fund or the Adviser, threatened, against or affecting the Fund, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which could reasonably be expected to result in a Material Adverse Effect, or which could reasonably be expected to materially and adversely affect the properties or assets of the Fund or the consummation of the transactions contemplated in this Agreement or the performance by the Fund of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Fund is a party or of which any of its property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(xiv) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement or the Prospectus (or the documents incorporated by reference therein) or to be filed as exhibits thereto by the 1933 Act, the 1940 Act or by the Rules and Regulations which have not been so described and filed as required.

(xv) Possession of Intellectual Property; Fund Name. The Fund owns or possesses, or can acquire on reasonable terms, adequate licenses, copyrights, know-how (including trade secrets or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by the Fund, and the Fund has not received any notice or is not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Fund therein.

(xvi) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Fund of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act, the 1940 Act, the 1934 Act, or under the rules of the New York Stock Exchange (“NYSE”), or under the rules of the Financial Industry Regulatory Association (“FINRA”) and the NASD Conduct Rules that are included thereunder, or state securities laws. In furtherance of the foregoing, the Fund represents and warrants that it has previously filed, in consultation with the Agent, with FINRA all Rule 482 Statements, if any, which are required to be filed with FINRA.

(xvii) Absence of Manipulation. Neither the Fund nor any affiliate of the Fund has taken, nor will the Fund or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Fund to facilitate the sale or resale of the Shares.

(xviii) Possession of Licenses and Permits. The Fund possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to operate its properties and to conduct the business as contemplated in the Prospectus. The Fund is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect. The Fund has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

(xix) Advertisements. Any advertising, sales literature or other promotional material (including “prospectus wrappers,” “broker kits,” “road show slides” and “road show scripts” and “electronic road show presentations”) authorized in writing by or prepared by the Fund or the Adviser used in connection with the public offering of the Shares (collectively, “Sales Material”) does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. Moreover, all Sales Material complied and will comply in all material respects with the applicable requirements of the 1933 Act, the 1940 Act, the Rules and Regulations and the rules and interpretations of FINRA (except that this representation and warranty does not apply to statements in or omissions from the Sales Material made in reliance upon and in conformity with written information relating to the Agent furnished to the Fund by or on behalf of the Agent through you expressly for use therein), including any requirement to file any Rule 482 Statement.

(xx) Subchapter M. The Fund has not made and will not make an election under Section 851(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions thereto), to be treated as a regulated investment company for federal income tax purposes.

(xxi) Distribution of Offering Materials. The Fund has not distributed and, prior to the later of (A) the final Settlement Date hereunder and (B) completion of the distribution of the Shares, will not, without the prior consent of the Agent, distribute any offering material to the public in connection with the offering and sale of the Shares other than the Registration Statement, the Statutory Prospectus, the Rule 482 Statement, any Sales Materials and the Prospectus.

(xxii) Accounting Controls and Disclosure Controls. The Fund maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization and with the applicable requirements of the 1940 Act, the Rules and

Regulations, FINRA and the Code; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and to maintain compliance with the books and records requirements under the 1940 Act and the Rules and Regulations; (C) access to assets is permitted only in accordance with the management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Fund has developed and maintains disclosure controls and procedures (as such term is defined in Rule 30a-3 of the 1940 Act) that are effective in ensuring that information required to be disclosed by the Fund in the reports that it files or submits under the 1940 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Fund in the reports that it files or submits under the 1940 Act is accumulated and communicated to the Fund’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.

(xxiii) Absence of Undisclosed Payments. Neither the Fund nor, to the Fund’s knowledge, any employee or agent of the Fund, has made any payment of funds of the Fund or received or retained any funds, which payment, receipt or retention of funds is of a character required to be disclosed in the Prospectus and which payment has not been so disclosed.

(xxiv) Material Agreements. The Fund Agreements and this Agreement have each been duly authorized by all requisite action on the part of the Fund and executed and delivered by the Fund, as of the dates noted therein, and each complies with all applicable provisions of the 1940 Act in all material respects. Assuming due authorization, execution and delivery by the other parties thereto with respect to the Fund Agreements and this Agreement, each of the Fund Agreements and this Agreement constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution thereunder may be limited by federal or state laws.

(xxv) Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Fund under the 1933 Act.

(xxvi) NYSE Listing. The Shares have been duly authorized for listing, upon notice of issuance, on the NYSE, and the Fund’s registration statement on Form 8-A under the 1934 Act has become effective.

(xxvii) Payment of Taxes. All United States federal income tax returns of the Fund required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments that are being contested in good faith and as to which adequate reserves have been provided. The United States federal income tax returns of the Fund through the fiscal year ended November 30, 2010 have been filed and the United States federal income tax returns of the Fund for the fiscal year ended November 30, 2011 will be filed by August 15, 2012. To date, no assessments in connection therewith have been made against the Fund. The Fund has filed all other tax returns that are required to have been filed by it pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Fund, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Fund in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect. All material taxes which the Fund is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority or agency or have been accrued, reserved against and entered on the books of the Fund.

(xxviii) Insurance. The Fund carries or is entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Fund has no reason to believe that it will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

(xxix) Statistical and Market-Related Data. Any statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the Fund believes to be reliable and accurate, and, where necessary, the Fund has obtained written consent to the use of such data from such sources.

(b) Representation and Warranties by the Adviser. The Adviser represents and warrants to the Agent that as of the date of this Agreement, each Registration Statement Amendment Date (as defined in Section 7(j) below), each Fund Periodic Report Date (as defined in Section 7(j) below), each Fund Material Disclosure Date (as defined in Section 7(j) below), each Request Date (as defined in Section 7(j) below), each Applicable Time (as defined above) and each Settlement Date (as defined in Section 7(j) below):

(i) Good Standing of the Adviser. The Adviser has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the

State of Delaware with full power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and is duly qualified as a foreign entity to transact business and is in good standing in each other jurisdiction in which such qualification is required except as would not, individually or in the aggregate, result in a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of such Adviser, whether or not arising in the ordinary course of business (an “Adviser Material Adverse Effect”).

(ii) Investment Adviser Status. The Adviser is duly registered and in good standing with the Commission as an investment adviser under the Advisers Act, and is not prohibited by the Advisers Act, the 1940 Act, or the rules and regulations under such acts, from acting under the Investment Advisory Agreement for the Fund as contemplated by the Prospectus.

(iii) Description of Adviser. The description of the Adviser in the Registration Statement, the General Disclosure Package and the Prospectus (including any amendment or supplement thereto) complied and will comply in all material respects with the provisions of the 1933 Act, the 1940 Act, the Advisers Act, the Rules and Regulations and the Advisers Act Rules and Regulations and is true and correct and does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iv) Capitalization. The Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the General Disclosure Package and Prospectus.

(v) Authorization of Fund Agreements; Absence of Defaults and Conflicts. This Agreement and the Investment Advisory Agreement have each been duly authorized, executed and delivered by the Adviser, and (assuming the due authorization, execution and delivery of each other party thereto) each such agreement constitutes a valid and binding obligation of the Adviser, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution thereunder may be limited by federal or state laws; and neither the execution and delivery of this Agreement or the Investment Advisory Agreement, nor the performance by the Adviser of its obligations hereunder or thereunder will violate the limited liability company operating agreement and other organizational documents of the Adviser, or conflict with, or result in a breach of any of the terms and provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, (i) any agreement or instrument to which the Adviser is a party or by which it is bound or (ii) to the Adviser’s knowledge, any law, order, decree, rule or regulation applicable to it of any jurisdiction, court, federal or state regulatory body, administrative agency or other governmental body, stock exchange or securities association having jurisdiction over the Adviser or its properties or operations other than any conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to result in an

Adviser Material Adverse Effect; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Adviser of the transactions contemplated by this Agreement or the Investment Advisory Agreement, except as may be required under the 1933 Act, the 1940 Act, the 1934 Act or state securities laws.

(vi) No Material Adverse Change. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, there has not occurred any event which could reasonably be expected to have a material adverse effect on the ability of the Adviser to perform its respective obligations under this Agreement and the Investment Advisory Agreement.

(vii) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Adviser, threatened against or affecting the Adviser or any “affiliated person” of the Adviser (as such term is defined in the 1940 Act) or any partners, directors, officers or employees of the foregoing, whether or not arising in the ordinary course of business, which could reasonably be expected to result in an Adviser Material Adverse Effect or materially and adversely affect the ability of the Adviser to function as an investment adviser with respect to the Fund or perform its obligations under this Agreement or the Investment Advisory Agreement, or which is required to be disclosed in the Registration Statement and the Prospectus.

(viii) Absence of Violation or Default. The Adviser is not (i) in violation of its limited liability company operating agreement or other organizational documents or (ii) in default under any agreement, indenture or instrument, except for such defaults that have not and could not result in an Adviser Material Adverse Effect.

(c) Officer’s Certificates. Any certificate signed by any officer or other authorized signatory of the Fund or the Adviser and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by the Fund or the Adviser, as the case may be, to the Agent as to the matters covered thereby.

7. Covenants of the Fund. The Fund and the Adviser covenant and agree with CF&Co that:

(a) During any period when the delivery of a prospectus is required in connection with the offering or sale of Shares, (i) to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to any Settlement Date which shall be disapproved by the Agent promptly after reasonable notice thereof and to advise the Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish the Agent with copies thereof, (ii) to file promptly all material required to be filed with the Commission pursuant to the 1940 Act and the 1934 Act within the time periods required by the 1940 Act and the Rules and Regulations and the 1934 Act and the rules and regulations of the Commission thereunder, respectively, (iii) to advise the Agent, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or other prospectus in respect of the Shares, of any notice of objection of the Commission to the use of the form of the Registration Statement, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the form of the Registration Statement or the Prospectus or for additional information, and (iv) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of the Prospectus in respect of the Shares or suspending any such qualification, to promptly use its commercially reasonable efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such reasonable steps as may be necessary to permit offers and sales of the Shares by the Agent, which may include, without limitation, amending the Registration Statement or filing a new registration statement, at the Fund’s expense (references herein to the Registration Statement shall include any such amendment or new registration statement). The Fund will promptly effect the necessary post-effective amendment and the filings required pursuant to Rule 497 and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 497 was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.

(b) Promptly from time to time to take such action as the Agent may reasonably request to qualify the Shares for offering and sale under the securities laws of such U.S. jurisdictions as the Agent may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the sale of the Shares, provided that in connection therewith the Fund shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction; and to promptly advise the Agent of the receipt by the Fund of any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(c) During any period when the delivery of a prospectus is required in connection with the offering or sale of Shares, the Fund will make available to the Agent, as soon as practicable after the execution of this Agreement, and thereafter from time to time furnish to the Agent, copies of the most recent Prospectus in such quantities and at such locations as the Agent may reasonably request for the purposes contemplated by the 1933 Act. During any period when the delivery of a prospectus is required in connection with the offering or sale of Shares, and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus, to notify the Agent and to file such document and to prepare and furnish without charge to the Agent as many written and electronic copies as the Agent may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance.

(d) To make generally available to its securityholders as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement

(as defined in Rule 158(c) under the 1933 Act), an earnings statement of the Fund complying with Section 11(a) of the 1933 Act and the rules and regulations of the Commission thereunder (including, at the option of the Fund, Rule 158).

(e) To pay the required Commission filing fees relating to the Shares within the time required under the 1933 Act.

(f) To use the Net Proceeds received by it from the sale of the Shares pursuant to this Agreement in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus.

(g) In connection with the offering and sale of the Shares, the Fund will file with the NYSE all documents and notices, and make all certifications, required by the NYSE of companies that have securities that are listed on the NYSE and will maintain such listing.

(h) To not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any securities of the Fund to facilitate the sale or resale of the Shares.

(i) At each Applicable Time, each Settlement Date, each Registration Statement Amendment Date (as defined below), each Fund Material Disclosure Date (as defined below), each Request Date, each Fund Periodic Report Date (as defined below) and each date on which Shares are delivered to the Agent pursuant this Agreement, the Fund shall be deemed to have affirmed each representation, warranty, covenant and other agreement contained in this Agreement. The Fund shall set forth in each Annual Report on Form N-CSR, Semiannual Report on Form N-CSRS or Quarterly Report on Form N-30B-2 filed by the Fund with the Commission in respect of any quarter in which sales of Shares were made by or through the Agent under this Agreement (each date on which any such document is filed, and any date on which an amendment to any such document is filed, a “Fund Periodic Report Date”), with regard to the relevant period, the number of Shares sold through the Agent under this Agreement, the Net Proceeds received by the Fund and the compensation paid by the Fund to the Agent with respect to sales of Shares pursuant to this Agreement.

(j) Upon commencement of the offering of Shares under this Agreement and promptly after each (i) date the Registration Statement or the Prospectus shall be amended or supplemented (other than (1) by an amendment or supplement providing solely for the determination of the terms of the Shares, (2) in connection with the filing of a prospectus supplement that contains solely the information set forth in Section 7(r) or (3) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Stock)) (each such date, a “Registration Statement Amendment Date”), (ii) date on which an announcement shall be made by the Fund in respect of a public disclosure or material non-public information regarding the Fund’s results of operations or financial condition or the declaration of dividends for a completed quarterly or annual fiscal period (a “Fund Material Disclosure Date”) and (iii) Fund Periodic Report Date, and promptly after each reasonable request by the Agent (each date of any such request by the Agent, a “Request Date”) (each of the date of the commencement of the offering of Shares under this Agreement, each such Settlement Date and each Registration Statement Amendment Date, Fund Material Disclosure Date, Fund Periodic Report Date and Request Date is hereinafter called a “Representation Date”), the Fund will furnish or cause to be furnished to the Agent (with a copy to counsel to the Agent) a certificate the date of delivery thereof to the Agent (or, in the case of an amendment or supplement to the Registration Statement or the Prospectus, the date of the effectiveness of such amendment to the Registration Statement or the date of filing with the Commission of such supplement), in form and substance reasonably satisfactory to the Agent and its counsel, to the effect that the statements contained in the certificate referred to in Section 9(e) of this Agreement which was last furnished to the Agent are true and correct as of the date of the certificate furnished pursuant to this Section 7(j) as though made at and as of the date of the certificate furnished pursuant to this Section 7(j)) (except that such statements shall be deemed to relate to the Registration Statement, the Prospectus and the General Disclosure Package as amended and supplemented to the date of the certificate furnished pursuant to this Section 7(j)) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in Section 9(e), but modified as necessary to relate to the Registration Statement, the Prospectus and the General Disclosure Package as amended and supplemented to the date of the certificate furnished pursuant to this Section 7(j). As used in this paragraph, to the extent there shall be an Applicable Time on or following the applicable Representation Date, “promptly” shall be deemed to be on or prior to the next succeeding Applicable Time.

(k) Upon commencement of the offering of Shares under this Agreement and promptly after each other Registration Statement Amendment Date, each Fund Periodic Report Date and each Request Date, the Fund will furnish or cause to be furnished to the Agent (with a copy to counsel to the Agent) the written opinion and letter of each counsel to the Fund (who shall be reasonably acceptable to the Agent), dated the date of delivery thereof to the Agent (or, in the case of an amendment or supplement to the Registration Statement or the Prospectus, the date of the effectiveness of such amendment to the Registration Statement or the date of filing with the Commission of such supplement), in form and substance reasonably satisfactory to the Agent and its counsel, of the same tenor as the opinions and letters referred to in Section 9(c) of this Agreement, but modified as necessary to relate to the Registration Statement, the Prospectus and the General Disclosure Package as amended and supplemented to the date of such opinion and letter or, in lieu of any such opinion and letter, counsel last furnishing such opinion and letter to the Agent shall furnish the Agent (with a copy to counsel for the Agent) with a letter substantially to the effect that the Agent may rely on such counsel’s last opinion and letter to the same extent as though each were dated the date of such letter authorizing reliance (except that statements in such last opinion and letter shall be deemed to relate to the Registration Statement, the Prospectus and the General Disclosure Package as amended and supplemented to the date of such letter authorizing reliance). As used in this paragraph, to the extent there shall be an Applicable Time on or following the applicable Representation Date, “promptly” shall be deemed to be on or prior to the next succeeding Applicable Time.

(l) Upon commencement of the offering of Shares under this Agreement and promptly after each other Registration Statement Amendment Date, each Fund Periodic Report Date and each Request Date, the Fund will cause Ernst & Young LLP, or other independent accountants reasonably satisfactory to the Agent, to furnish to the Agent a letter, dated the date of effectiveness of such amendment or the date of filing of such supplement or other document with the Commission, as the case may be, in form reasonably satisfactory to the Agent and its counsel, of the same tenor as the letter referred to in Section 9(d) hereof, but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus, as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the date of such letter. As used in this paragraph, to the extent there shall be an Applicable Time on or following the applicable Representation Date, “promptly” shall be deemed to be on or prior to the next succeeding Applicable Time.

(m) The Fund consents to the Agent trading in the Fund’s Common Stock for the Agent’s own account and for the account of its clients at the same time as sales of Shares occur pursuant to this Agreement.

(n) If, to the knowledge of the Fund, all filings required by Rule 497 in connection with this offering shall not have been made or the representations in Section 6(a)(i) shall not be true and correct on the applicable Settlement Date, the Fund will offer to any person who has agreed to purchase Shares from the Fund as the result of an offer to purchase solicited by the Agent the right to refuse to purchase and pay for such Shares.

(o) The Fund will cooperate timely with any reasonable due diligence review conducted by the Agent or its counsel from time to time in connection with the transactions contemplated hereby, including, without limitation, upon reasonable notice providing information and making available documents and appropriate corporate officers, during regular business hours and at the Fund’s principal offices, as the Agent may reasonably request.

(p) The Fund will not, without (i) giving the Agent at least five business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale and (ii) the Agent suspending activity under this program for such period of time as requested by the Fund or as deemed appropriate by the Agent in light of the proposed sale, (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock, or file any registration statement under the 1933 Act with respect to any of the foregoing or (B) enter into any swap or other agreement or any transaction that transfers in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Stock, or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (x) the Shares to be offered and sold through the Agent pursuant to this Agreement, (y) Common Stock issuable pursuant to the Fund’s dividend reinvestment plan as it may be amended or replaced from time to time and (z) equity incentive awards approved by the board of directors of the Fund or the compensation committee thereof or the issuance of Common Stock upon exercise thereof.

(q) The Fund represents and agrees that, unless it obtains the prior consent of the Agent, it will not use any Sales Materials in connection with any public offering of any Shares.

(r) As promptly as practicable after the close of each of the Fund’s fiscal quarters, to prepare a Prospectus Supplement, which will set forth the number of Shares sold by the Fund pursuant to this Agreement, the net proceeds to the Fund and the compensation paid by the Fund to the Agent in a form previously approved by the Agent with respect to such sales and to file such Prospectus Supplement pursuant to Rule 497 under the 1933 Act (and within the time periods required by Rule 497 and Rules 430A, 430B or 430C under the 1933 Act); to provide copies of the Prospectus and such Prospectus Supplement and any Sales Materials (to the extent not previously delivered or filed on EDGAR) to the Agent via e-mail in “.pdf” format on such filing date to an e-mail account designated by the Agent; and, at the Agent’s request, to furnish copies of the Prospectus and such Prospectus Supplement to each exchange or market on which sales were effected as may be required by the rules or regulations of such exchange or market.

8. Payment of Expenses. The Fund will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Agent of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Shares, (iii) the preparation, issuance and delivery of the certificates for the Shares to the Agent, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Agent, (iv) the fees and disbursements of the Fund’s counsel, accountants and other advisers, (v) the printing and delivery to the Agent of copies of the Basic Prospectus, any Rule 482 Statement and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Agent to investors, (vi) the fees and expenses of any transfer agent or registrar for the Shares, (vii) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Agent in connection with, the review by FINRA of the terms of the sale of the Shares, (viii) the fees and expenses incurred in connection with the listing of the Shares on the NYSE and (ix) the printing of any Sales Material.

9. Conditions of the Agent’s Obligation. The obligations of the Agent hereunder shall be subject, in its discretion, to the condition that all representations and warranties and other statements of the Fund and the Adviser herein or in certificates of any officer of the Fund and the Adviser delivered pursuant to the provisions hereof are true and correct as of the time of the execution of this Agreement and as of each Representation Date, Applicable Time and Settlement Date, to the condition that the Fund and the Adviser shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The Registration Statement, including any post-effective amendment thereto, has become effective, and no stop order suspending the effectiveness of the Registration

Statement shall have been issued under the 1933 Act, no notice or order pursuant to Section 8(e) of the 1940 Act shall have been issued, and no proceedings with respect to either shall have been initiated or, to the Fund’s knowledge, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Agent. A Prospectus containing the Rule 430A Information shall have been filed with the Commission in accordance with Rule 497 (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A).

(b) On every date specified in Section 7(k) hereof (including, without limitation, on every Request Date), Andrews Kurth LLP, counsel for the Agent, shall have furnished to the Agent such written opinion or opinions, dated as of such date, with respect to such matters as the Agent may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c) On every date specified in Section 7(k) hereof (including, without limitation, on every Request Date), Husch Blackwell LLP, counsel for the Fund and the Adviser, shall have furnished to the Agent written opinion or opinions, dated as of such date, in form and substance satisfactory to the Agent. As to matters of Maryland law, Husch Blackwell LLP may rely on the opinion of Venable LLP.

(d) On every date specified in Section 7(l) hereof (including, without limitation, on every Request Date), the independent accountants of the Fund who have certified the financial statements of the Fund included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus shall have furnished to the Agent a letter dated as of the date of delivery thereof and addressed to the Agent in form and substance reasonably satisfactory to the Agent and its counsel, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Fund or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(e) Upon commencement of the offering of Shares under this Agreement and on such other dates as reasonably requested by the Agent, the Fund will furnish or cause to be furnished promptly to the Agent a certificate of an officer in a form satisfactory to the Agent stating the minimum gross sales price per share for the sale of such Shares pursuant to this Agreement and the maximum number of Shares that may be issued and sold pursuant to this Agreement or, alternatively, maximum gross proceeds from such sales, as authorized from time to time by the Fund’s board of directors or a duly authorized committee thereof, and the number of Shares that have been approved for listing on the NYSE or, in connection with any amendment, revision or modification of such minimum price or maximum Share number or amount, a new certificate with respect thereto and (ii) on each date specified in Section 7(j) (including, without limitation, on every Request Date), the Agent shall have received a certificate of a duly authorized officer of the Fund and of the chief financial or chief accounting officer of the Fund and of the President or a Vice President or Managing Director of the Adviser, dated as of the date thereof, to the effect that (A) there has been no Material Adverse Effect since the date as of which information is given in the Prospectus as then amended or supplemented, (B) the representations and warranties in Section 6 hereof are true and correct as of such date, (C) the Fund or the Adviser, as applicable, has complied with all of the agreements entered into in connection with the transaction contemplated herein and satisfied all conditions on its part to be performed or satisfied and (D) no stop order suspending the effectiveness of the Registration Statement, or order of suspension or revocation of registration pursuant to Section 8(e) of the 1940 Act, has been issued and no proceedings for any such purpose have been instituted or are pending or, to the knowledge of the Fund or the Adviser, contemplated by the Commission.

(f) Since the date of the latest audited financial statements then included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package, no Material Adverse Effect shall have occurred.

(g) The Fund shall have complied with the provisions of Section 7(c)) hereof with respect to the timely furnishing of prospectuses.

(h) On such dates as reasonably requested by the Agent, the Fund and the Adviser shall have conducted due diligence sessions, in form and substance satisfactory to the Agent.

(i) All filings with the Commission required by Rule 497 under the 1933 Act to have been filed by each Applicable Time or related Settlement Date shall have been made within the applicable time period prescribed for such filing by Rule 497.

(j) The Shares shall have received approval for listing on the NYSE prior to the first Settlement Date.

(k) Counsel for the Agent shall have been furnished with such documents and opinions as they may require in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained herein; and all proceedings taken by the Fund in connection with the issuance and sale of the Shares as contemplated herein and in connection with the other transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent and counsel for the Agent.

10. Indemnification and Contribution.

(a) Fund Indemnification. The Fund agrees to indemnify and hold harmless CF&Co, the directors, officers, partners, employees and agents of CF&Co and each person, if any, who (i) controls CF&Co within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with CF&Co (a “CF&Co Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 10(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which CF&Co, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any free writing prospectus or in any application or other document executed by or on behalf of the Fund or based on written information furnished by or on behalf of the Fund filed in any jurisdiction in order to qualify the Shares under the securities laws thereof or filed with the Commission, (y) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements in it not misleading or (z) any breach by any of the indemnifying parties of any of their respective representations, warranties and agreements contained in this Agreement; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Placement Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with written information relating to CF&Co and furnished to the Fund by CF&Co expressly for inclusion in any document as described in clause (x) of this Section 10(a). This indemnity agreement will be in addition to any liability that the Fund might otherwise have. Any indemnification by the Fund shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and 1940 Act Release 11330.

(b) CF&Co Indemnification. CF&Co agrees to indemnify and hold harmless the Fund and its directors and each officer of the Fund that signed the Registration Statement, and each person, if any, who (i) controls the Fund within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Fund (a “Fund Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 10(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to CF&Co and furnished to the Fund by CF&Co expressly for inclusion in any document as described in clause (x) of Section 10(a).

(c) Procedure. Any party that proposes to assert the right to be indemnified under this Section 10 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 10, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 10 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 10 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 10 is applicable in accordance with its terms but for any reason is held to be unavailable from the Fund or CF&Co, the Fund and CF&Co will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Fund from persons other than CF&Co, such as persons who control the Fund within the meaning of the Securities Act, officers of the Fund who signed the Registration Statement and directors of the Fund, who also may be liable for contribution other than pursuant to this Agreement) to which the Fund and CF&Co may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Fund on the one hand and CF&Co on the other. The relative benefits received by the Fund on the one hand and CF&Co on the other hand shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Shares (before deducting expenses) received by the Fund bear to the total compensation received by CF&Co from the sale of Placement Shares on behalf of the Fund. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Fund, on the one hand, and CF&Co, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Fund or CF&Co, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Fund and CF&Co agree that it would not be just and equitable if contributions pursuant to this Section 10(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 10(d) shall be deemed to include, for the purpose of this Section 10(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 10(c) hereof. Notwithstanding the foregoing provisions of this Section 10(d) , CF&Co shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 10(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of CF&Co, will have the same rights to contribution as that party, and each officer of the Fund who signed the Registration Statement will have the same rights to contribution as the Fund, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 10(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 10(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 10(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 10(c) hereof.

11. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 10 of this Agreement and all representations and warranties of the Fund herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of CF&Co, any controlling persons, or the Fund (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

12. Termination.

(a) CF&Co shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Effect or Adviser Material Adverse Effect, or any development that has actually occurred and that could reasonably be expected to result in a Material Adverse Effect or Adviser Material Adverse Effect has occurred that, in the reasonable judgment of CF&Co, may materially impair the ability of CF&Co to sell the Placement Shares hereunder, (ii) the Fund shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder; provided, however, in the case of any failure of the Fund to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 9(c), 9(d), or 9(e), CF&Co’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; or (iii) any other condition of CF&Co’s obligations hereunder is not fulfilled, or (iv), any suspension or limitation of trading in the Placement Shares or in securities generally on the NYSE shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, (Payment of Expenses), Section 10 (Indemnification and Contribution), Section 11 (Representations and Agreements to Survive Delivery), Section 17 (Applicable Law; Consent to Jurisdiction) and Section 18 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination. If CF&Co elects to terminate this Agreement as provided in this Section 12, CF&Co shall provide the required notice as specified in Section 13 (Notices).

(b) The Fund shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

(c) CF&Co shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

(d) Unless earlier terminated pursuant to this Section 12, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through CF&Co on the terms and subject to the conditions set forth herein; provided that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

(e) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 12(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 8, Section 10, Section 11, Section 17 and Section 18 shall remain in full force and effect.

(f) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by CF&Co or the Fund, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares that took place prior to the effective time of such termination, such Placement Shares shall settle in accordance with the provisions of this Agreement.

13. Notices. All statements, requests, notices and agreements hereunder shall be in writing and if to the Agent shall be delivered or sent by mail, telex, or facsimile transmission to:

CF&Co at Cantor Fitzgerald & Co.

499 Park Avenue

New York, New York 10022

Facsimile:(212) 308-3730

Attention: Capital Markets/Jeff Lumby

With a copy to:

CF&Co at Cantor Fitzgerald & Co.

499 Park Avenue

New York, New York 10022

Facsimile:(212) 308-3730

Attention: Stephen Merkel, General Counsel

And with a copy to:

Andrews Kurth LLP

450 Lexington Ave., 15th Floor

New York, New York 10017

Facsimile: (212) 850-2929

Attention: Richard Kronthal

and if to the Fund to:

Tortoise Energy Infrastructure Corporation

11550 Ash Street, Suite 300

Leawood, Kansas 66211

Facsimile: Terry Matlack

Attention: (913) 981-1021

And with a copy to:

Husch Blackwell LLP

4801 Main Street

Kansas City, Missouri 64112

Facsimile: (816) 983-8080

Attention: Steven Carman

Any such statements, requests, notices or agreements shall take effect upon receipt thereof, unless otherwise specified herein.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Fund and CF&Co and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 10 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that CF&Co may assign its rights and obligations hereunder to an affiliate of CF&Co without obtaining the Fund’s consent.

15. Adjustments for Share Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share split, share dividend or similar event effected with respect to the Shares.

16. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Fund and CF&Co. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

17. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

18. Waiver of Jury Trial. The Fund and CF&Co each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

19. Absence of Fiduciary Relationship. The Fund acknowledges and agrees that:

(a) CF&Co has been retained solely to act as underwriter in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Fund and CF&Co has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether CF&Co has advised or is advising the Fund on other matters;

(b) the Fund is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Fund has been advised that CF&Co and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Fund and that CF&Co has no obligation to disclose such interests and transactions to the Fund by virtue of any fiduciary, advisory or agency relationship; and

(d) the Fund waives, to the fullest extent permitted by law, any claims it may have against CF&Co, for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that CF&Co shall have no liability (whether direct or indirect) to the Fund in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Fund, including stockholders, partners, employees or creditors of the Fund.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

If the foregoing correctly sets forth the understanding between the Fund and CF&Co, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Fund, the Adviser and CF&Co.

Very truly yours,

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:
Name:
Title:

TORTOISE CAPITAL ADVISORS, LLC

By:
Name:
Title:

ACCEPTED as of the date first-above written:

CANTOR FITZGERALD & CO.

By:
Name:
Title:

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From: [            ]

Cc: [            ]

To: [            ]

Subject:       Controlled Equity Offering—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Controlled Equity OfferingSM Sales Agreement between Tortoise Energy Infrastructure Corporation (the “Fund”), and Cantor Fitzgerald & Co. (“CF&Co”) dated April [    ], 2012 (the “Agreement”), I hereby request on behalf of the Fund that CF&Co sell up to an aggregate $        of the Fund’s common stock, par value $0.001 per share, at a minimum market price of $        per share.

SCHEDULE 2

CANTOR FITZGERALD & CO.

Joshua Feldman	jfeldman@cantor.com

Jeff Lumby	jlumby@cantor.com

Peter Dippolito	pdippolito@cantor.com

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

Brad Adams	badams@tortoiseadvisors.com

Kenneth Malvey	kmalvey@tortoiseadvisors.com

SCHEDULE 3

Compensation

CF&Co shall be paid compensation in an amount not to exceed two percent (2%) of the gross proceeds from the sales of Shares pursuant to the terms of this Agreement.